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                       CONSENT OF INDEPENDENT ACCOUNTANTS



                                                                    EXHIBIT 22.4



    We consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 25, 1997, on our audit of the financial statements of Bentley Gardens Health Care Center, Country Manor Health Care Center, Fairfield Manor Health Care Center and Pond Point Health Care Center as of June 30, 1995 and the related combined statements of operations, excess of liabilities over assets and cash flows for the six months in the period ended June 30, 1995, and each of the two years in the period ended December 31, 1994.



/s/ Baird, Kurtz & Dobson



Baird, Kurtz & Dobson



Fort Smith, Arkansas
May 5, 1997